                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC  20549


                                     SCHEDULE 13G
                                    (RULE 13d-102)


               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO 13d-2(b)

                                (AMENDMENT NO. __)(1)

                                 REPLIGEN CORPORATION
                                 --------------------
                                   (Name of Issuer)

                                     COMMON STOCK
                                     ------------
                            (Title of Class of Securities)

                                     759916 10 9
                                     -----------
                                    (CUSIP Number)


                                     MAY 22, 1998
                                     ------------
               (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          / /  Rule 13d-1(b)
          /X/  Rule 13d-1(c)
          / /  Rule 13d-1(d)


---------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO. 759916 10 9                13G     Page 2 of 9 Pages
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  1    NAME OF REPORTING PERSON:
            BIOTECHNOLOGY VALUE FUND, L.P.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b) / /
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  3    SEC USE ONLY

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  4    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

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      NUMBER        5  SOLE VOTING POWER
        OF                  0
      SHARES      ------------------------------------------------------------
   BENEFICIALLY     6  SHARED VOTING POWER
   OWNED BY EACH             962,500
     REPORTING      ------------------------------------------------------------
      PERSON        7  SOLE DISPOSITIVE POWER
       WITH                  0
                  ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER
                            962,500
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  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            962,500
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  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     / /
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  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            5.3%
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  12   TYPE OF REPORTING PERSON*
            PN
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 759916 10 9                13G     Page 3 of 9 Pages
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  1   NAME OF REPORTING PERSON:
           BIOTECHNOLOGY VENTURE PARTNERS L.P.
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b) / /
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  3   SEC USE ONLY

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  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
------------------------------------------------------------------------------
      NUMBER       5   SOLE VOTING POWER
        OF                  0
      SHARES     -------------------------------------------------------------
   BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY EACH             412,500
    REPORTING    -------------------------------------------------------------
      PERSON      7   SOLE DISPOSITIVE POWER
       WITH                 0
                 -------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                            412,500
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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           412,500
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  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                      / /
------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           2.3%
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  12  TYPE OF REPORTING PERSON*
           PN
------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 759916 10 9                13G     Page 4 of 9 Pages
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  1   NAME OF REPORTING PERSON:
           BVF PARTNERS L.P.
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) /X/  (b) / /
------------------------------------------------------------------------------
  3   SEC USE ONLY

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  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

------------------------------------------------------------------------------
     NUMBER       5   SOLE VOTING POWER
       OF                  0
     SHARES     -------------------------------------------------------------
   BENEFICIALLY   6   SHARED VOTING POWER
  OWNED BY EACH            2,406,250
    REPORTING   -------------------------------------------------------------
     PERSON       7   SOLE DISPOSITIVE POWER
      WITH                  0
                -------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                           2,406,250
------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,406,250
------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                      / /
------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           12.9%
------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
           PN
------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 759916 10 9                13G     Page 5 of 9 Pages
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  1   NAME OF REPORTING PERSONS
           BVF INC.
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /X/  (b)  / /
------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

------------------------------------------------------------------------------
     NUMBER        5   SOLE VOTING POWER
       OF                 0
     SHARES     -------------------------------------------------------------
  BENEFICIALLY     6   SHARED VOTING POWER
  OWNED BY EACH            2,406,250
    REPORTING   -------------------------------------------------------------
     PERSON        7   SOLE DISPOSITIVE POWER
      WITH                 0
                -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                            2,406,250
------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,406,250
------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                       / /
------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           12.9%
------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
           IA, CO
------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 759916 10 9                13G     Page 6 of 9 Pages
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ITEM 1(a).  NAME OF ISSUER:

            Repligen Corporation ("RGEN")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            117 Fourth Avenue
            Needham, Massachusetts 02194

ITEM 2(a).  NAME OF PERSON FILING:

            This schedule is being filed on behalf of the following persons*:

            (i)   Biotechnology Value Fund, L.P. ("BVF")
            (ii)  Biotechnology Venture Partners L.P.  ("Venture")
            (iii) BVF Partners L.P.  ("Partners")
            (iv)  BVF Inc. ("BVF Inc.")

             * Attached as Exhibit A is a copy of an agreement among the persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          The principal business office of the persons comprising the group filing this Schedule 13G is located at 333 West Wacker Drive, Suite 1600, Chicago, Illinois 60606.

ITEM 2(c).  CITIZENSHIP:

          BVF:                     a Delaware limited partnership
          Venture:                 a Delaware limited partnership
          Partners:                a Delaware limited partnership
          BVF Inc.:                a Delaware corporation

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

          Common Stock, par value $.01 per share (the "Stock"), and (ii) warrants to purchase Stock at $1.50 per share (the "Warrants" and, together with the Stock, the "Securities").

ITEM 2(e).  CUSIP NUMBER:

            759916 10 9

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CUSIP NO. 759916 10 9                13G     Page 7 of 9 Pages
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ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS
          BOX: /X/

ITEM 4.   OWNERSHIP:

          The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 5) on Schedule 13G is hereby incorporated by reference.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          BVF shares voting and dispositive power over the Securities it beneficially owns with Partners. Venture shares voting and dispositive power over the Securities it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the Securities they beneficially own with, in addition to BVF and Venture, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of RGEN.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

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CUSIP NO. 759916 10 9                13G     Page 8 of 9 Pages
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ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    May 22, 1998


                    BIOTECHNOLOGY VALUE FUND, L.P.

                    By:  BVF Partners L.P., its general partner

                         By:  BVF Inc., its general partner


                              By:  /s/ Mark N. Lampert
                                   ----------------------------
                                   Mark N. Lampert
                                   President


                    BIOTECHNOLOGY VENTURE PARTNERS, L.P.

                    By:  BVF Partners L.P., its general partner

                         By:  BVF Inc., its general partner


                              By:  /s/ Mark N. Lampert
                                   ----------------------------
                                   Mark N. Lampert
                                   President

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CUSIP NO. 759916 10 9                13G     Page 9 of 9 Pages
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                BVF PARTNERS L.P.

                By:  BVF Inc., its general partner

                     By:  /s/ Mark N. Lampert
                         ---------------------------
                         Mark N. Lampert
                         President

                BVF INC.


                By:  /s/ Mark N. Lampert
                    --------------------------------
                    Mark N. Lampert
                    President

                                      EXHIBIT A


                           AGREEMENT REGARDING JOINT FILING
                           --------------------------------

     The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, Biotechnology Venture Partners, L.P., a Delaware limited partnership, and BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  May 22, 1998


                     BIOTECHNOLOGY VALUE FUND, L.P.

                     By:  BVF Partners L.P., its general partner

                          By:  BVF Inc., its general partner


                               By:  /s/ Mark N. Lampert
                                   -------------------------------
                                   Mark N. Lampert
                                   President

                     BIOTECHNOLOGY VENTURE PARTNERS, L.P.

                     By:  BVF Partners L.P., its general partner

                          By:  BVF Inc., its general partner


                               By:  /s/ Mark N. Lampert
                                    ------------------------------
                                     Mark N. Lampert
                                     President

                     BVF PARTNERS L.P.

                     By:  BVF Inc., its general partner


                          By:  /s/ Mark N. Lampert
                               ------------------------------------
                               Mark N. Lampert
                               President

                    BVF INC.


                    By:  /s/ Mark N. Lampert
                         --------------------------------
                         Mark N. Lampert
                         President